Exhibit (d)(2)

Schedule A

Dated September 17, 2026 to the

Investment Advisory Agreement dated June 23, 2026

by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Ticker	Effective Date	Advisory Fee
KraneShares Sustainable Ultra Short Duration Index ETF	KCSH	June 23, 2026	0.29%
KraneShares China Alpha Index ETF	KCAI	June 23, 2026	0.78%
KraneShares Man Buyout Beta Index ETF	BUYO	June 23, 2026	0.88%
KraneShares Dragon Capital Vietnam Growth Index ETF	KPHO	June 23, 2026	0.78%
KraneShares California Carbon Allowance Strategy ETF	KCCA	June 23, 2026	0.78%
KraneShares 100% KWEB Defined Outcome January 2027 ETF	KPRO	June 23, 2026	0.25%
KraneShares MSCI One Belt One Road Index ETF	OBOR	June 23, 2026	0.78%
KraneShares InspereX Nasdaq Dynamic Buffered High Income Index ETF	KIQQ	June 23, 2026	0.78%
KraneShares Photonic and Optical ETF	LUMA	July 14, 2026	0.99%
KraneShares MSCI Emerging Markets ex China Index ETF	KEMX	August 6, 2026	0.58%
KraneShares Value Line® Dynamic Dividend Equity Index ETF	KVLE	August 6, 2026	0.55%
KraneShares China Technology & Semiconductor STAR 50 Index ETF	KSTR	August 6, 2026	0.88%
KraneShares Hedgeye Hedged Equity Index ETF	KSPY	August 6, 2026	0.78%
KraneShares Asia AI Technology ETF	KAIT	August 18, 2026	0.99%
KraneShares CSI China Internet ETF	KWEB	September 3, 2026	0.68%
KraneShares Public-Private Emerging Markets Internet and Technology ETF	KEMQ	September 3, 2026	0.78%
KraneShares MSCI China Clean Technology Index ETF	KGRN	September 3, 2026	0.78%
KraneShares MSCI All China Health Care Index ETF	KURE	September 3, 2026	0.78%
KraneShares Mount Lucas Managed Futures Index Strategy ETF	KMLM	September 3, 2026	0.89%
KraneShares KWEB Covered Call Strategy ETF	KLIP	September 3, 2026	0.25%
KraneShares Global Humanoid Robotics and Physical AI Index ETF	KOID	September 3, 2026	0.78%
KraneShares Wahed Alternative Income Index ETF	KWIN	September 3, 2026	0.50%
KraneShares Bosera MSCI China A 50 Connect Index ETF	KBA	September 17, 2026	0.78%
KraneShares Electric Vehicles and Future Mobility Index ETF	KARS	September 17, 2026	0.68%
KraneShares Global Carbon Strategy ETF	KRBN	September 17, 2026	0.78%
KraneShares 90% KWEB Defined Outcome January 2027 ETF	KBUF	September 17, 2026	0.25%
KraneShares Public-Private AI and Technology ETF	AGIX	September 17, 2026	0.99%

Schedule B

Dated September 17, 2026 to the

Investment Advisory Agreement dated June 23, 2026

by and between KraneShares Trust and Krane Funds Advisors, LLC

Securities Lending Fees

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund covered by the Agreement, except Quadratic Interest Rate Volatility and Inflation Hedge ETF, Quadratic Deflation ETF, and KraneShares Wahed Alternative Income Index ETF (KWIN), a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).